Exhibit 10.18

GENERAL DYNAMICS CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1983

and restated effective January 1, 2010 (incorporating amendments through December 31, 2010)

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4.02	Benefits	7

SECTION 5 MISCELLANEOUS PROVISIONS		7

5.01	Construction	7
5.02	Employment	7
5.03	Non-alienability of Benefits	7
5.04	Facility of Payment	7
5.05	Discretionary Payment of Benefits	8
5.06	Obligation to Pay Amounts Hereunder	8
5.07	Administration	8

SECTION 6 AMENDMENT AND TERMINATION OF PLAN		11

6.01	Amendment	11
6.02	Termination	11
6.03	Delegation	11
6.04	Section 409A	11

Appendix A		A-1

Appendix B		B-1

Appendix C		C-1

Appendix D		D-1

Appendix E		E-1

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SECTION 1

INTRODUCTION AND PLAN HISTORY

1.01 Introduction.

(a)	This Plan is maintained so as to strengthen the ability of the Corporation to attract and retain persons of outstanding competence upon which, in large measure, continued growth and profitability depend.

(b)	The Plan is intended to supplement any benefits that may be provided under any plans of the Corporation and its Subsidiaries, as they may be in effect from time to time, that are qualified under Code Section 401. The Corporation shall not be required to fund, in any way, any of the benefits provided under this Plan prior to the time payments become due to persons hereunder.

(c)	The Plan is intended to be an excess benefit plan within the meanings of Sections 3(36) and 201(7) of ERISA and an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(4) of ERISA and Labor Regulation Section 2520.104-23, and shall be construed and interpreted accordingly.

1.02 Effective Date. The Plan was established January 1, 1983, was amended and restated as of January 1, 1989, as of January 1, 2002, and as of January 1, 2009, and has also been amended from time to time. The Effective Date of the amendment and restatement of the Plan as set forth herein is January 1, 2010, except as otherwise provided in the Plan or an Appendix, and it incorporates amendments through December 31, 2010.

1.03 Plan Appendices and Exhibits. From time to time, the Corporation may adopt Exhibits to the Plan for the purpose of setting forth specific provisions of this Plan. In addition, the Corporation may from time to time adopt Appendices to this Plan for the purpose of providing documentation necessary to determine benefits under the Plan for certain employee groups. Each such Exhibit or Appendix shall be attached to and form a part of the Plan. Each such Exhibit or Appendix shall specify the Employing Unit to which it applies and shall supersede the provisions of the Plan document to the extent necessary to eliminate any inconsistencies between the Plan document and such Exhibit or Appendix.

SECTION 2

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary. Some of the words and phrases used in the Plan are not defined in this Section 2, but, for convenience, are defined as provided in an Appendix or Exhibit or as they are introduced into the text.

2.01 Actuarial Equivalent Value. “Actuarial Equivalent Value” shall mean an amount determined by an Actuary that is of the equivalent value to the aggregate amounts expected to be received under different forms of payment under the Plan and based on actuarial assumptions adopted under the Defined Benefit Plan in which the Plan Participant benefits. For purposes of determining a lump sum value where no lump sum payment option, other than the small benefit cashouts described in Section S5.5 of the Master Retirement Plan Supplement (or any successor provision thereto), is available under the Defined Benefit Plan, the lump sum value shall be based on the actuarial assumptions that would be used for determining a small benefit cashout.

2.02 Actuary. “Actuary” shall mean one or more actuaries chosen by the Corporation, who shall be independent of the Corporation, and qualified through Fellowship in the Society of Actuaries or a firm with such actuaries on its staff.

2.03 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations and other guidance issued thereunder.

2.04 Corporation. “Corporation” shall mean General Dynamics Corporation, a Delaware corporation, and any successor thereof.

2.05 Defined Benefit Plan. “Defined Benefit Plan” shall mean any Retirement Plan maintained by the Corporation or its Subsidiaries other than a Defined Contribution Plan as its specific benefit structure is defined with respect to a group of covered employees. Defined Benefit Plans covered by this Plan are listed in Appendix A.

2.06 Defined Contribution Plan. “Defined Contribution Plan” shall mean a Retirement Plan which provides for an individual account for each covered Employee and for benefits based solely upon the amount contributed to the Employee’s account, and any income, expenses, gains and losses, and any other amounts which may be allocated to such account.

2.07 Determination Date. “Determination Date” shall mean, in the case of payment resulting from disability, the Participant’s attainment of age 65, or, for all other payments, the first day of the month following the later of the Participant’s attainment of age 55 or the Participant’s Separation from Service, including Separation from Service on account of death.

2.08 Employee. “Employee” shall mean any person regularly employed as a full-time salaried or hourly employee by the Corporation or its Subsidiaries in any capacity including officers (and also including directors who regularly render services to the Corporation or its Subsidiaries as regular full-time employees), and who is not covered by a collective bargaining agreement unless coverage under this Plan has been extended by negotiated agreement to Employees covered by the terms of such agreements. Individuals not initially treated and classified by the Corporation as common-law employees, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common-law employees.

2.09 Employing Unit. “Employing Unit” shall mean any Subsidiary or affiliate of the Corporation or any economic or organizational or locational division or unit thereof which is set forth in the Appendices to the Plan.

2.10 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.11 Grandfathered Amounts. “Grandfathered Amounts” shall mean any amounts under this Plan which were deferred and vested before January 1, 2005 (as determined in accordance with Code Section 409A).

2.12 Participant. “Participant” shall mean an Employee who satisfied the eligibility criteria described in Section 3.01, 4.01 or an Appendix.

2.13 Plan. “Plan” shall mean the Supplemental Retirement Plan effective January 1, 1983, and restated as set forth herein effective January 1, 2010 (and incorporating amendments through December 31, 2010), as it shall be amended from time to time and its Appendices and Exhibits.

2.14 Retirement Plan. “Retirement Plan” shall mean any plan, fund, or program which was heretofore or is hereafter established or maintained by the Corporation and/or its Subsidiaries and which is qualified under Code Section 401 to the extent that by its express terms or as a result of surrounding circumstances such plan, fund or program:

(a)	provides retirement income to Employees; or

(b)	results in a deferral of income by Employees for periods extending to the termination of covered employment or beyond,

regardless of the method of calculating the contributions made to the plan, the method of calculating the benefits under the plan or the method of distributing benefits from the plan.

2.15 Separation from Service. “Separation from Service” shall have the meaning set forth in Code Section 409A.

2.16 Subsidiary. “Subsidiary” shall mean any subsidiary of the Corporation authorized by the Corporation to participate in this Plan with respect to its Employees and of which the Corporation owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock.

SECTION 3

SUPPLEMENTAL BENEFITS DUE TO LIMITATIONS

UNDER DEFINED BENEFIT PLANS

3.01 Participation. Eligibility for participation for any benefits provided under Section 3.03 shall be extended to Employees covered under a benefit structure identified in Appendix A either who are members of a select group of management or highly compensated employees with benefits payable under such benefit structure restricted due to the limitations of Code Section 401(a)(17) or whose benefits payable thereunder are restricted due to Code Section 415 limitations.

Notwithstanding the preceding paragraph, an Employee shall not be eligible for a benefit under Section 3.03 if such Employee is eligible for benefits under an Appendix (other than Appendix A)

or an agreement with the Corporation or its Subsidiaries where such Appendix or agreement provides benefits in lieu of benefits described in Section 3.03 unless such Appendix or agreement provides otherwise.

3.02 Transition Rules.

(a)	Except as otherwise specifically provided herein with respect to Grandfathered Amounts, any benefit pursuant to this Plan distribution of which commenced prior to January 1, 2009, shall continue to be paid in the same amount and in the same time and form of payment as elected by the Participant prior to January 1, 2009.

(b)	A Participant with a Plan benefit that is solely a Grandfathered Amount the distribution of which has not commenced prior to January 1, 2009, shall be eligible for a Plan benefit in accordance with the terms of the Plan as in effect as of the date of such Participant’s termination of employment, without regard to any forms of benefit that are no longer available under the Defined Benefit Plan of which the Participant is a member as of the date distribution of such Participant’s benefit commences.

3.03 Supplemental Benefit Due to Limitations Under Defined Benefit Plans.

The benefit payable to or on behalf of a Participant eligible under Section 3.01 with a Determination Date on or after January 1, 2009, other than a Participant described in Section 3.02 above, shall be an amount equal to the excess, if any, of (X) over (Y) as follows:

(X) The total benefit that would have been provided to the Participant under the various Defined Benefit Plans of which the Participant is a member without regard to the limitations of Code Sections 415 or 401(a)(17), where such benefit is calculated in the form of a single life annuity payable as of the Determination Date.

(Y) The benefit that would have been payable to the Participant under the various Defined Benefit Plans of which the Participant is a member, after giving effect to the limitations of Code Section 415 and 401(a)(17) where such benefit is calculated in the form of a single life annuity payable as of the Determination Date.

However, calculation of the benefit pursuant to this Section shall reflect any restrictions and/or modifications described in Appendix A that may be applicable to the Participant. In the event that the Determination Date of a Participant is earlier than when the Participant would first be eligible for early commencement of benefits from the underlying Defined Benefit Plan, the monthly amount payable upon such earlier commencement shall be reduced in accordance with the actuarial equivalent early commencement basis that would be applicable under the General Dynamics Salaried Retirement Plan for a Participant terminating prior to the attainment of age 55 but with ten years of service.

3.04 Forms of Distribution for Grandfathered Amounts. Any Grandfathered Amounts shall be subject to the distribution forms and elections under this Plan as in effect on December 31, 2004 to the extent that such forms continue to be available under the Defined Benefit Plan of which the

Participant is a member as of the date distribution of such Participant’s benefit commences, and such benefit shall be determined and payable as of such Defined Benefit Plan benefit commencement date.

3.05 Forms of Distribution for Benefits Without Lump-Sum Option. Payment of benefits under the Plan (other than with respect to Grandfathered Amounts), with respect to Defined Benefit Plans that as of January 1, 2005, did not provide for a lump sum payment option, shall be as follows:

(a)	The normal form of distribution of benefits subject to this Section 3.05 if the Participant is legally married at the Determination Date shall be in the form of a 100% Contingent Annuitant Option, which is a reduced retirement benefit payable to the Participant during his or her lifetime, with 100% of such retirement benefit continuing to and for the lifetime of the participant’s spouse, if such spouse survives the Participant.

(b)	The normal form of distribution of benefits subject to this Section 3.05 if the Participant is not legally married at the Determination Date shall be in the form of a single life annuitant option, which is a retirement benefit payable to the Participant for the remainder of his or her lifetime.

3.06 Forms of Distribution for Benefits With Lump-Sum Option. Payment of benefits under the Plan (other than with respect to Grandfathered Amounts), with respect to Defined Benefit Plans that as of January 1, 2005, provided for a lump sum distribution option, shall be as follows:

(a)	The normal form of distribution of benefits subject to this Section 3.06 with respect to benefits for which a lump sum option under the underlying Defined Benefit Plan was available as of January 1, 2005, shall be in a lump sum payment.

(b)	The normal form of distribution of benefits subject to this Section 3.06 but not subject to Section 3.06(a) shall be (1) if the Participant was legally married at the Determination Date, in the form of a 100% Contingent Annuitant Option (as described in Section 3.05) and (2) if the Participant is not legally married at the Determination Date, in the form of a single life annuitant option (as described in Section 3.05).

3.07 Election of Alternative Annuity Forms. With respect to non-Grandfathered Amounts that are payable under Sections 3.05 or 3.06(b), a Participant may elect, at any time prior to the Determination Date, to change from the normal form of distribution to another optional form of distribution with an Actuarial Equivalent Value that is provided for in the underlying Defined Benefit Plan.

3.08 Distribution Date of non-Grandfathered Amounts.

(a)

Later of Age 55 or 6 Months Following Separation From Service. Except as provided in paragraph (b), below, distribution of a Participant’s benefits under the Plan (other than with respect to Grandfathered Amounts) shall commence on the Participant’s Determination Date; provided however that distribution of such benefits shall commence no earlier than the first day of the first month that is more than 6 months following the Participant’s Separation from Service. Payments that are delayed pursuant to the proviso in the preceding sentence shall be accumulated with interest during such deferral period based on the third segment rate in effect in November of the year prior to the year in which the Determination Date occurs and with application of the §417(e)(3)(D) adjustment for plan years beginning prior to 2012.

(b)	Disability. If the Participant incurs a “disability” (as defined in Code Section 409A), distribution of the Participant’s benefits under the Plan (other than with respect to Grandfathered Amounts) shall commence upon the Participant’s attainment of age 65.

3.09 Small-Sum Cashout. In the event that the single lump sum Actuarial Equivalent Value of any benefit subject to Section 3.05 or Section 3.06(b), determined as of the Determination Date (or the date specified in Section 3.08(b), if applicable) is less than $100,000, such benefit shall be distributed in a single lump sum payment. In addition, in the event that the single lump sum Actuarial Equivalent Value of any benefit subject to Section 3.05 or Section 3.06, aggregated with benefits (other than Grandfathered Amounts) under other plans of the Corporation that are of a “single type” with this Plan pursuant to Treas. Reg. § 1.409A-1(c)(2), is less than the applicable dollar amount under § 402(g)(1)(B) of the Code, the Corporation shall have the discretion to distribute such amount in a single lump sum payment.

3.10 Reemployment. Except as otherwise provided in this Section 3.10, there will be no suspension of benefits under this Plan in the event of reemployment of the Participant by the Corporation or any Subsidiary following the Participant’s Determination Date. Re-employment of a Participant following such Participant’s Determination Date shall not affect the Participant’s rights to continued receipt of benefits previously earned by such Employee. Notwithstanding the foregoing, if a Participant who is receiving Grandfathered Amounts is reemployed with the Corporation or an affiliate of the Corporation and, in connection with such reemployment, his Defined Benefit Plan benefit payment is suspended, payment of his Grandfathered Amounts will be suspended for the same period. Payment of such Grandfathered Amounts will recommence at the same time as his or her benefit under the Defined Benefit Plan and recommencement of the Grandfathered Amounts will be adjusted in accordance with the provisions of the Plan to reflect the period of suspension and benefits previously paid. However, any additional benefits earned attributable to service associated with the Grandfathered Amounts shall be treated as non-Grandfathered Amounts.

3.11 Distribution of Benefit. In accordance with the provisions of Section 409A, distributions of a Participant’s benefits (other than Grandfathered Amounts) shall be paid or commence no later than the fifteenth (15th) day of the third (3rd) month following the date on which payment of benefits is scheduled to commence pursuant to Section 3.08.

SECTION 4

SPECIAL SUPPLEMENTAL BENEFITS

4.01 Participation. Recognizing the need to make special retirement and other compensation or employee benefit provisions for certain Employees of Employing Units, the Corporation may, from time to time and in its best judgment, designate groups of select management or highly compensated employees as being eligible to receive additional benefits, substitute benefits, or more restrictive benefits than are found in Section 3.03 of the Plan. Any such Employees or groups of Employees shall be described in Appendices attached to this Plan or in other agreements with the Corporation or its Subsidiaries.

Such Employees shall not be eligible for a benefit under Section 3.03 to the extent such appendices or agreements provide for benefits in lieu of benefits described in Section 3.03 unless such Appendix or agreement provides otherwise. For those Employees with individual agreements, unless expressly provided in the agreement, the provisions of this Plan shall not apply to the benefit attributable to such agreement.

4.02 Benefits. Such benefits may be provided only to select management or highly compensated employees in such amounts as the Corporation determines are appropriate.

SECTION 5

MISCELLANEOUS PROVISIONS

5.01 Construction. In the construction of the Plan the masculine shall include the feminine and the singular shall include the plural in all cases where such meanings would be appropriate. This Plan shall be construed, governed, regulated, and administered according to the laws of the State of Virginia.

5.02 Employment. The Plan is not an employment contract. Participation in the Plan shall not give any Employee the right to be retained in the employ of the Corporation or its Subsidiaries, or upon dismissal or upon his voluntary termination of employment, to have any right, legal or equitable, under the Plan or any portion thereof, except as expressly granted by the Plan.

5.03 Non-alienability of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements, or torts of the person entitled to such benefit, except as specifically provided in the Plan.

5.04 Facility of Payment. If any recipient of benefits is, in the judgment of the Corporation, legally incapable of personally receiving and giving a valid receipt for any payment due him under the Plan, the Corporation may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person’s spouse, children, or other legal entity deemed by the Corporation to have incurred expenses or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.

5.05 Discretionary Payment of Benefits. In any instance in which the Corporation in its sole and uncontrolled discretion believes such action to be in the best interest of the party entitled to receive any payment provided by this Plan, or to be in the best interests of the Corporation, Grandfathered Amounts payable in installments pursuant to the provisions of this Plan may be paid in a single lump sum, the amount of which shall be of Actuarial Equivalent Value to the benefits for which the lump sum is to be substituted. It is intended by this Section 5.05 to vest the Corporation with full discretion to administer this Plan with respect to Grandfathered Amounts and to determine when and under what circumstances deviations which accelerate payments of Grandfathered Amounts are necessary, desirable, or appropriate; and the Corporation shall have full power to authorize such deviations as regards each payee separately.

5.06 Obligation to Pay Amounts Hereunder.

(a)	No trust fund, escrow account, or other segregation of assets need be established or made by the Corporation to guarantee, secure, or assure the payment of any amount payable hereunder. The Corporation’s obligation to make payments pursuant to this Plan shall constitute only a general contractual liability of the Corporation to individuals entitled to benefits hereunder and other actual or possible payees hereunder in accordance with the terms hereof. Payments hereunder shall be made only from such funds of the Corporation as it shall determine, and no individual entitled to benefits hereunder shall have any interest in any particular asset of the Corporation by reason of the existence of this Plan. It is expressly understood as a condition for receipt of any benefits under this Plan that the Corporation is not obligated to create a trust fund or escrow account, or to segregate any asset of the Corporation in any fashion.

(b)	The Corporation may, in its sole discretion, establish segregated funds, escrow accounts, or trust funds whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Corporation and to all creditors in the event of the Corporation’s insolvency or bankruptcy.

(c)	A former Employee is not entitled to a benefit under this Plan to the extent that the liability for such benefit has been transferred to or assumed by a successor to all or any portion of the business of the Corporation.

5.07 Administration.

(a)	Administrative Provisions of Defined Benefit Plans. To the extent consistent with the purposes and provisions of this Plan and as may be deemed necessary or advisable in the best judgment of the Corporation, the Plan shall be operated under the Administrative and General Provisions of the Defined Benefit Plans.

(b)	Claims Procedures. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted in writing to the person or persons (the “Claims Administrator”) selected by the Corporation or, at the election of the Corporation, by the Corporation’s Employee Benefit Appeals Committee (the Company or such Employee Benefit Appeals Committee being hereinafter referred to as the “Committee”), as follows:

(i)	In the event that any application for benefits is denied in whole or in part, the Claims Administrator must notify the applicant, in written or electronic format, of the denial of the application, and of the applicant’s right to review the denial. The notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Claims Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

(ii)	This notice will be given to the applicant within ninety (90) days after the Claims Administrator receives the application, unless special circumstances require an extension of time, in which case, the Claims Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written or electronic notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

(iii)	This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Administrator is to render his or her decision on the application. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(iv)	Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Claims Administrator within 60 days after the application is denied. The Claims Administrator will give the applicant (or his or her representative) a reasonable opportunity for a full and fair review of a claim and adverse benefit determination, including: (A) the opportunity to submit written comments, documents, records and other information relating to the claim for benefits; (B) the provision, upon request and free of charge, of reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (C) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A request for a review shall be in writing and shall be addressed to:

General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, Virginia 22042

(v)	A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Claims Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

(vi)	The Claims Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written or electronic notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Claims Administrator will give prompt, written or electronic notice of his or her decision to the applicant. In the event that the Claims Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant: (A) the specific reason or reasons for the adverse determination, (B) the specific Plan provisions upon which the decision is based, (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, (D) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(vii)	The Claims Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Claims Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(viii)	No legal action for benefits under the Plan may be brought until the applicant (A) has submitted a written application for benefits in accordance with the procedures described by paragraph (i) above, (B) has been notified by the Claims Administrator that the application is denied, (C) has filed a written request for a review of the application in accordance with the appeal procedure described in paragraph (iv) above and (D) has been notified in writing or electronically that the Claims Administrator has denied the appeal.

(c)	Committee. Unless otherwise provided by the Corporation, the Committee shall rule in place of the Corporation and the Committee’s ruling shall be the final decision of the Corporation. Benefits shall be paid under the Plan only if the Corporation or the Committee in its sole discretion, determines that a Participant is entitled to them. There shall be no duplication of benefits between this Plan and its Appendices and any other plan or agreement with the Corporation or its Subsidiaries for the same period of service unless otherwise specifically stated in the Plan, Appendices or such other plan or agreement.

SECTION 6

AMENDMENT AND TERMINATION OF PLAN

6.01 Amendment. The Chairman of the Board of Directors of the Corporation reserves the right to modify or amend this Plan in whole or in part, effective as of any specified date; provided, however, that the Chairman shall have no authority to modify or amend the Plan with respect to the benefit provided by Section 3.03 to:

(a)	reduce any benefit accrued hereunder based on service and compensation to the date of amendment unless such action is necessary to prevent this Plan from being subject to any provision of Title I, Subtitle B, Parts 2, 3 or 4 of ERISA;

(b)	permit the accrual, holding or payment of actual shares of General Dynamics Corporation common stock under the Plan.

6.02 Termination.

(a)	The Chairman of the Board of Directors of the Corporation reserves the right to terminate this Plan, in whole or in part. This Plan shall be automatically terminated upon a dissolution of the Corporation (but not upon a merger, consolidation, reorganization, recapitalization, or acquisition of a controlling interest in the voting stock of the Corporation by another); upon the Corporation being legally adjudicated as bankrupt; upon the appointment of a receiver or trustee in bankruptcy with respect to the Corporation’s assets and business if such appointment is not set aside within ninety (90) days thereafter; or upon the making by the Corporation of an assignment for the benefit of creditors.

(b)	Upon termination of this Plan, no additional Employees shall become entitled to receive all benefits hereunder; and all benefits accrued through the date of termination (calculated as if the date of such termination were the date on which the Employee’s employment ceased) will become non-forfeitable.

6.03 Delegation. The Chairman of the Board of Directors of the Corporation may delegate his powers under this Section 6 by written delegation.

6.04 Section 409A. It is intended that any income or payments provided pursuant to the Plan will not be subject to the additional tax and interest under Code Section 409A, and all regulations issued thereunder and applicable guidance thereto (“Section 409A”), and the Plan shall be interpreted and construed on a basis consistent with such intent. The preceding shall not be construed as a guarantee of any particular tax treatment of any amounts paid or payable hereunder.

Appendix A

(Defined Benefit Plans Subject to the Provisions of Section 3.03)

The following Defined Benefit Plans are subject to the provisions of Section 3.03. Where noted, the benefits related to the inclusion of these Defined Benefit Plans under this Plan provide supplemental benefits related to corporate acquisitions or, as applicable, supersede the applicability of the provisions of the indicated prior plan providing similar coverage and as such represent an amendment and restatement of such plan. Likewise, where noted, the provisions of Section 3.03 are modified to the extent specified in this Appendix.

Defined Benefit Plan	Modifications and Effective Date

General Dynamics Salaried Retirement Plan—Corporate Legacy Provisions (known prior to January 1, 2007 as General Dynamics Corporation Retirement Plan for Salaried Employees)	Effective Date: January 1, 1983.

Retirement Plan for the Resources Group Salaried Employees	Effective Date: January 1, 1983.

General Dynamics Salaried Retirement Plan—ATS Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Management/Technical Employees of General Dynamics Advanced Technology Systems, Inc., the Plan hereby supersedes the Lucent Technologies Inc. Non-Qualified Pension Plan)	Effective Date: October 1, 1997.

General Dynamics Salaried Retirement Plan—Armament Systems and Defense Systems Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Salaried Employees, AS/DS Legacy Provisions, which superseded the Retirement Plan for Non-Represented Employees of General Dynamics Armament/Defense Systems, the Plan hereby supersedes the Martin Marietta Corporation Supplemental Excess Retirement Plan)	Effective Date: January 1, 1997.

General Dynamics Salaried Retirement Plan—BIW Legacy Provisions (known prior to January 1, 2007 as Bath Iron Works Corporation Pension Plan for Salaried Employees)	The benefit under Section 3.03 is determined taking into account post December 31, 1996 benefit service only. Effective Date: January 1, 1997.

Defined Benefit Plan	Modifications and Effective Date

General Dynamics Salaried Retirement Plan—Decision Systems Traditional Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for General Dynamics Decision Systems, Inc. Traditional Legacy Provisions, which superseded a part of the Retirement Plan for General Dynamics Decision Systems, Inc., the Plan hereby supersedes the Motorola Supplemental Pension Plan)	For Employees that participated and were vested in a benefit under the Motorola Elected Officers Supplementary Retirement Plan as of September 27, 2001 the benefit under Section 3.03 is determined taking into account post September 27, 2001 benefit service only. Effective Date: September 28, 2001.

General Dynamics Salaried Retirement Plan—Decision Systems Portable Legacy Provisions (known prior to January 1, 2007 as General Dynamics Salaried Retirement Plan for Legacy Decision Systems Portable Plan Employees, which superseded a part of the Retirement Plan for General Dynamics Decision Systems, Inc., the Plan hereby supersedes the Motorola Supplemental Pension Plan)	For Employees that participated and were vested in a benefit under the Motorola Elected Officers Supplementary Retirement Plan as of September 27, 2001 the benefit under Section 3.03 is determined taking into account post September 27, 2001 benefit service only. Effective Date: September 28, 2001.

General Dynamics Salaried Retirement Plan—GDIS Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for General Dynamics Information Systems, Inc., the Plan hereby supersedes the Ceridian Corporation Benefit Equalization Plan)	The benefit under Section 3.03 is determined taking into account compensation described in Section 3.03 and, in addition, any amount that would have otherwise been paid as base salary or bonus but for the Participant’s election pursuant to the Ceridian Corporation Deferred Compensation Plan. Effective Date: January 1, 1998.

General Dynamics Salaried Retirement Plan—GSC Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Salaried Employees, GSC Legacy Provisions, which superseded the Retirement Plan for General Dynamics Government Systems Corporation, the Plan hereby supersedes the GTE Excess Pension Plan)	The benefit under Section 3.03 is determined based on the normal form of payment. The benefit under Section 3.03 is determined taking into account compensation described in Section 3.03 and, in addition, certain forms of compensation not covered under the Defined Benefit Plan prior to 1995. Optional forms of payment for Grandfathered Amounts are calculated independently of the Defined Benefit Plan but using the same adjustments as provided under that plan, but otherwise based on Section 3 of the Plan. Effective Date: September 1, 1999.

General Dynamics Salaried Retirement Plan—Muskegon Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Salaried Employees of GDLS Muskegon Operations)	The benefit under Section 3.03 is determined taking into account post March 31, 1996 benefit service only. Effective Date: April 1, 1996.

Defined Benefit Plan	Modifications and Effective Date

General Dynamics Salaried Retirement Plan—NASSCO Legacy Provisions (known prior to January 1, 2007 as NASSCO Retirement Plan, the Plan hereby supersedes the NASSCO Supplemental Retirement Plan)	Only Employees designated by National Steel and Shipbuilding Corporation shall be eligible for the benefit under Section 3.03. Effective Date: November 10, 1998.

General Dynamics Salaried Retirement Plan—Saco Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Salaried Employees of General Dynamics Armament Systems—Saco Operations)	The benefit under Section 3.03 is determined taking into account post December 31, 2000 benefit service only. Effective Date: January 1, 2001.

General Dynamics Salaried Retirement Plan—OTS Garland Legacy Provisions (known prior to January 1, 2007 as Retirement Plan for Salaried Employees of General Dynamics Ordnance and Tactical Systems, Inc. (Garland))	The benefit under Section 3.03 is determined taking into account post September 3, 2003 benefit service only. Effective Date: September 4, 2003.

General Dynamics Salaried Retirement Plan	Effective Date: January 1, 2007.

Appendix B

(Bath Iron Works Corporation)

B-1. Purpose, Superseding Provision. The purpose of this Appendix B is to describe certain benefits that were previously described in the Bath Iron Works Corporation Supplemental Executive Retirement Program (Principal Officers, Tier I, and Tier II Employees) (the “Bath SERP”) as of December 31, 1996, that are being provided for those Employees of Bath Iron Works Corporation (“Bath”) who continue in employment with the Corporation on or after January 1, 2005. The provisions applicable to employees who have terminated or retired prior to January 1, 2005, continue to be described by the provisions of the plan as it existed prior to January 1, 2005.

This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix.

B-2. Definitions. Capitalized terms in this Appendix not defined elsewhere in the Plan shall have the meaning assigned to them below.

(1)	Annuity Value of the Non-Program Benefits. The “Annuity Value” of any Non-Program Benefit is twelve times the initial monthly amount expressed as a straight life annuity commencing at the time that Bath SERP benefits under this Appendix B commence.

(2)	Annuity Value of the Social Security Benefit. The Annuity Value of the Social Security Benefit is twelve times the initial monthly amount shown on the Notice of Award from the Social Security Administration commencing at the time such Social Security Benefit becomes Receivable. The Tier II Employee shall provide the Corporation with a copy of such Notice of Award prior to the time such Social Security Benefit becomes Receivable.

(3)	Average Earnings. “Average Earnings” for purposes of determining the Bath SERP benefit for a Tier II Employee means the average of the highest thirty-six (36) consecutive months of Earnings within the sixty-month (60) period immediately preceding retirement, death, or disability, multiplied by twelve (12).

(4)

Earnings. “Earnings” for each month includes base salary for such month plus one-twelfth ( 1/12) of the amount earned under the General Dynamics Corporation Second Amended and Restated 1997 Incentive Compensation Plan for the calendar year in which such month occurs.

(5)	Base Plans. “Base Plans” are the General Dynamics Salaried Retirement Plan, the General Dynamics Salaried Retirement Plan—BIW Legacy Provisions (known prior to January 1, 2007, as the Bath Iron Works Corporation Pension Plan for Salaried Employees), and the Bath Iron Works Corporation Pension Plan for Hourly Employees.

(6)	Company. “Company” means Bath Iron Works Corporation and its predecessor, Congoleum Corporation and CC Liquidating Corp.

(7)	Credited Service. “Credited Service” means the period of an employee’s continuous service from his most recent date of employment, in any capacity, with the Corporation. Credited service will include any period prior to the earliest of the Tier II Employee’s attaining age sixty-five (65), voluntary retirement, or voluntary termination of employment.

(8)	Early Retirement Date. “Early Retirement Date” means any date prior to Normal Retirement Date on which the Tier II Employee’s employment with the Corporation terminates after having attained age fifty-five (55) and completed ten (10) years of Credited Service.

(9)

Executive Service. “Executive Service” means that period of an executive’s Credited Service accrued as a Tier II Employee. For any computation under this Appendix, “Years of Executive Service” and “Years of Projected Executive Service” shall be expressed as a whole number representing the number of full years of Executive Service or Projected Executive Service, as the case may be, and a fraction representing any partial years treating each calendar month during which the Tier II Employee is employed as a Tier II Employee for at least one-half ( 1/2) of the month as a full month.

(10)	Non-Program Benefit. “Non-Program Benefit” means any of the following:

a.	Except to the extent attributable to voluntary contributions by the Tier II Employee, a retirement benefit from any Base Plans, defined benefit or defined contribution retirement plan maintained by the Corporation or any of its operating units;

b.	A benefit from any individual contract between the Tier II Employee and the Corporation or any of its operating units or any predecessor of any of them providing for periodic payments from commencement thereof until death (with or without survivor benefits of optional modes of settlement) in the event of retirement or other termination of employment, other than a contract which offsets benefits under Section B-5 against the benefits provided under the contract.

(11)	Normal Retirement Date. “Normal Retirement Date” means the first day of the month following the day a Tier II Employee attains age sixty-five (65).

(12)	Projected Executive Service. “Projected Executive Service” means that period of Executive Service which a Tier II Employee would accrue if he should remain a Tier II Employee covered by this Appendix B until his Normal Retirement Date.

(13)	Receivable. A Social Security Benefit is considered “Receivable” from and after the later of (i) commencement of benefits under this Appendix B, or (ii) the earliest date on which such Social Security Benefit is, or upon application, would have been payable to the Tier II Employee.

(14)	Retirement. “Retirement” means any termination of employment with the Corporation on an Early Retirement Date or on or after Normal Retirement Date. Retirement or other termination of employment shall be “Voluntary” if initiated by the Tier II Employee, or “Involuntary” if initiated by the Corporation notwithstanding that the Tier II Employee shall have consented thereto or shall have resigned in response to a Corporate initiative.

(15)	Social Security Benefit. “Social Security Benefit” means the Tier II Employee’s Primary Insurance Amount, reduced for commencement prior to Social Security Normal Retirement Age, under the Social Security Act as in effect on the date such benefit becomes Receivable.

(16)	Tier II Employee. “Tier II Employee” means any Company executive whom the Company had designated as a Tier II Employee and remained in such designation as of September 13, 1995, the date General Dynamics Corporation acquired Bath Iron Works Corporation.

B-3. Covered Employees. A Covered Employee is any Employee who has been designated as a Tier II Employee.

B-4. Amount of Benefit. The amount of benefits payable to a Tier II Employee shall equal the excess, if any, of (a) the Tier II Benefit payable to such Employee under the provisions described in Section B-5, or in the case of death, the benefit payable on behalf of such Employee under the provisions described in Section B-7, over (b) the benefit determined in accordance with the provisions of Section 3.03 and Appendix A.

Benefits payable under this Section B-4 shall be in addition to any benefit payable under the provisions of Section 3.03 and Appendix A.

B-5. Tier II Benefit. The amount of a Covered Employee’s Tier II Benefit shall be determined as follows:

(1)

Normal Retirement Benefit. A Tier II Employee retiring under this Appendix B on or after Normal Retirement Date shall receive a monthly Normal Retirement Benefit equal to one-twelfth ( 1/12) of the amount determined by:

a.	Taking the amount which is fifty percent (50%) of Average Earnings at Normal Retirement Date and reducing such amount by the Annuity Value of the Non-Program Benefits and by the Annuity Value of the Social Security Benefit; and

b.	Multiplying the amount determined by application of the preceding clause (a) by a fraction, the numerator of which is Years of Executive Service at Normal Retirement Date to a maximum of fifteen (15), and the denominator of which is fifteen (15).

(2)

Early Retirement Benefit. A Tier II Employee retiring under this Appendix B on an Early Retirement Date shall receive a monthly Early Retirement Benefit equal to one-twelfth ( 1/12) of the amount determined by:

a.	Taking the amount which is fifty percent (50%) of Average Earnings at Early Retirement Date and subtracting from such amount the product of (i) such amount times (ii) 0.004 times (iii) the number of full months by which the commencement of benefits under this B-5 precedes age sixty-two (62);

b.	Reducing the amount in the preceding clause (a) by the Annuity Value of the Non-Program Benefits, and further reducing the amount by the Annuity Value of the Social Security Benefit commencing at the time such Social Security Benefit becomes Receivable; and

c.	Multiplying the amount determined by application of the preceding clauses (a) and (b) by the product of (i) a fraction, the numerator of which is Years of Executive Service at Early Retirement Date to a maximum of twenty-five (25), and the denominator of which is Years for Projected Executive Service to a maximum of twenty-five (25), times (ii) a fraction, the numerator of which is Years of Projected Executive Service to a maximum of twenty (20), and the denominator of which is twenty (20).

(3)	Vested Benefit. After completion of five (5) years of Credited Service, a Tier II Employee’s rights to benefits under this Appendix B will, subject to the provisions of this Plan, become fully vested. The benefit payable under this Appendix B to a Tier II Employee who terminates employment prior to his Early Retirement Date will be the same as the Early Retirement Benefit otherwise payable, based on Years of Executive Service and Average Earnings computed as of the date of termination, except that the multiplicand in clause B-5(2)(a)(iii) shall be the number of full months by which the commencement of benefits under this B-5 precedes age sixty-five (65).

B-6. Form and Timing of Benefit.

(1)	The commencement of B-4 benefits payable to a Tier II Employee retiring under this Appendix B shall be determined in accordance with Section 3 of the Plan.

(2)	A Tier II Employee will receive B-4 benefits in the forms provided for under Sections 3.04, 3.05, and 3.07 of the Plan, as applicable.

B-7. Death Benefit. If an active Tier II Employee dies before Retirement and while still employed by the Corporation, his Tier II Benefit used to determine the benefit payable to his surviving spouse will be a monthly benefit equal to seventy-five percent (75%) of the amount of the Normal Retirement Benefit determined in accordance with B-5 based on the Executive Service and Average Earnings as of the date of death, and

(1)	Assuming that the Tier II Employee is living and that such benefit is payable to him in a straight life annuity commencing on the first day of the month following the date of death;

(2)	In determining any reduction for the Annuity Value of the Non-Program Benefits and for the Annuity Value of the Social Security Benefit, considering only the Tier II Employee’s Social Security Benefit and those Non-Program Benefits to which the Tier II Employee would then or thereafter become entitled had he been living and terminated his employment on the date of death;

(3)	Assuming that the Social Security Benefit becomes Receivable from and after the date of death, irrespective of whether or not such benefit has actually commenced; and,

(4)	Calculating the Annuity Value of the Non-Program Benefits as if the Tier II Employee were living and had terminated his employment on the date of death, basing such calculation upon the Tier II Employee’s employment and earnings history and other circumstances existing at the date of death, but assuming that the Tier II Employee’s age is the later of his age at the date of death, the earliest age at which such Non-Program Benefit would upon application be payable, or age sixty-two (62).

The benefit payable to a surviving spouse shall be paid monthly commencing on the first day of the month following the month in which the Tier II Employee dies. The last payment to a surviving spouse shall be on the first day of the month in which the surviving spouse dies or remarries, whichever occurs first.

Upon the Tier II Employee’s death if the Tier II Employee’s spouse predeceases him, or upon the earlier of the death or remarriage of such spouse if the Tier II Employee’s spouse survives him, if one or more children of the Tier II Employee shall then be living and under twenty-one (21) years of age, an equal share of the Death Benefit shall be apportioned to each such child who is then living and under age twenty-one (21). The share so apportioned to each child shall be paid to him as a monthly benefit commencing on the first day of the month following the month in which the Tier II Employee dies or, if his spouse survives him, following the earlier of the month in which such spouse dies or the month in which such spouse remarries. The last payment of a child’s monthly benefit under this Appendix shall be on the first day of the month in which he dies or attains age twenty-one (21), whichever occurs first.

B-8. Competition. Notwithstanding anything elsewhere herein contained, if, while employed by the Corporation, a Tier II Employee engages in competitive activities without prior authorization of the Corporation, such Tier II Employee, his surviving spouse, his children, and any contingent annuitant designated by him shall be entitled to no further benefits hereunder. For such purpose, to “engage in competitive activities” shall mean, directly or indirectly, to own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with, or which contemplates competition with, any business conducted by the Corporation, or be any group, division or subsidiary of the Corporation, in any area where such business is being conducted by the Corporation at the time of such termination. For the purposes of the foregoing provisions, ownership of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be considered engaging in competitive activities.

Appendix C

(General Dynamics Information Systems, Inc.)

C-1. Purpose, Superseding Provision. The purpose of this Appendix C is to provide for certain provisions for those Employees of General Dynamics Information Systems, Inc. (“GDIS”) described below. This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix.

Notwithstanding anything contained herein to the contrary, pursuant to the Personnel Agreement dated December 31, 1997, between Ceridian Corporation and General Dynamics Corporation (the “Personnel Agreement”), and the March 17, 1998 letter agreement between Ceridian Corporation and General Dynamics Corporation, participants in the Ceridian Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) listed on Schedule 4.2(c) of the Personnel Agreement who went to work for General Dynamics Corporation shall have their benefits under the Deferred Compensation Plan paid in accordance with the provisions of the Deferred Compensation Plan as it existed as of December 31, 1997. The benefits for Employees covered by these provisions are in addition to any benefits that may be provided under Section 3.03 of the Plan.

C-1

Appendix D

(General Dynamics Government Systems Corporation)

D-1. Purpose, Superseding Provision. Effective September 1, 1999, the purpose of this Appendix D is to provide for certain provisions for those Employees of General Dynamics Government Systems Corporation (“GSC”) described below (the “Appendix D Employees”). This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix. This Appendix consists of two parts: (i) an ISEP Executive Minimum and (ii) an Executive Retired Life Insurance Plan (each a “Part” and collectively “Parts”). Both such Parts provide benefits for Employees covered by these provisions, benefits that are in addition to any benefits that may be provided under Section 3.03 of the Plan. An Appendix D Employee will participate under a Part or Parts based on the eligibility provisions of that Part.

D-2. Definitions. Capitalized terms in this Appendix not defined elsewhere in the Plan shall have the meaning assigned to them below.

(1)	“Administrator” shall mean the Corporation, or the person (including but not limited to GSC) to whom administrative duties are delegated to by the Corporation.

(2)	“Base Salary” shall mean the Appendix D Employee’s annual basic remuneration (exclusive of overtime, differentials, premiums and other similar types of payment, but inclusive of commissions and bonuses on account of sales when received by an Appendix D Employee pursuant to a written commitment of his or her employer).

(3)	“GSC Legacy Plan” means the General Dynamics Salaried Retirement Plan—GSC Legacy Provisions (known from January 1, 2005 to January 1, 2007 as the Retirement Plan for Salaried Employees, GSC Legacy Provisions and prior to January 1, 2005 as the Retirement Plan for General Dynamics Government Systems Corporation).

(4)	“GSC Qualified Plan” means the Retirement Plan for General Dynamics Government Systems Corporation effective September 1, 1999.

(5)	“GTE Executive Life Insurance Plan” means the GTE Executive Life Insurance Plan effective January 1, 1979.

(6)	“Predecessor Company” shall mean, for periods prior to September 1, 1999, the GTE Government Systems Corporation and any Affiliate as defined by the GTE Government Systems Corporation Pension Plan for Salaried Employees at August 31, 1999.

ISEP Executive Minimum

D-3. Covered Employees. For purposes of this part, an Appendix D Employee is an Employee who is a member of a select group of management or highly compensated employees of GSC and who Separates as a Special Separatee under Section 9 of the GSC Qualified Plan prior to December 31, 2002, regardless of whether he is eligible to receive a Retirement Benefit under the GSC Qualified Plan.

D-4. Benefit. The benefit payable to an eligible Appendix D Employee under this Part shall be a single life annuity equal to the Actuarial Equivalent Value (as described in (3)(a) below) of the excess, if any, of (1) over (2) as follows:

(1)	The product of (a) times (b) as follows:

(a)	The Appendix D Employee’s annual rate of compensation as of the day immediately preceding the Appendix D Employee’s Separation Date, as defined in the GSC Qualified Plan, whereby the annual rate of compensation shall be determined by including only the types of remuneration included in determining Modified Average Annual Compensation under the GSC Qualified Plan, but for periods prior to September 1, 1999, without regard to awards from the Predecessor Company under the Management Incentive Plan, the International Team Incentive Program, and the GTE Investment Management Corporation Incentive Plan, times

(b)	The Payment Ratio (as described in (3)(b) below) for the Appendix D Employee; over

(2)	The ISEP Lump Sum as defined by Section 9 of the GSC Qualified Plan (plus the portion of such ISEP Lump Sum attributable to Appendix A), determined without regard to any reduction in the ISEP Lump Sum attributable to a failure to execute a Separation Agreement and General Release there under.

(3)	For purposes of this D-4, the following shall apply:

(a)	The Actuarial Equivalent Value shall be determined in the same manner as it is determined for purposes of calculating the ISEP Annuity under Section 9 of the GSC Qualified Plan.

(b)	The Payment Ratio shall be determined as follows based on the Appendix D Employee’s career band and Base Salary at termination:

Career Band	Base Salary Breakpoints	Payment Ratio

Tan	$80,000 or higher	50%

Orange	Less than $100,000	50%

Orange	$100,000 or higher	75%

Yellow	Less than $155,000	75%

Yellow	$155,000 or higher	100%

(4)	The amounts determined under D-4 shall be reduced to 50% of the amounts determined unless the Appendix D Employee (or, if applicable, the Appendix D Employee’s personal representative) executes a Separation Agreement and General Release pursuant to the requirements of Section 9 of the GSC Qualified Plan.

D-5. Timing of Benefit. An Appendix D Employee, surviving spouse or designated beneficiary who is entitled to an ISEP Executive Minimum benefit under this Part shall be paid such ISEP Executive Minimum benefit under this Part when benefits become due and payable to such person under the GSC Qualified Plan.

D-6. Form of Benefit. Any benefits payable pursuant to this Part shall be paid under the same conditions and restrictions as would apply to the benefits if they were provided by the GSC Qualified Plan at the time of retirement, subject to the following:

(1)	An Appendix D Employee shall have the right to elect to receive benefits under this Part in any one of the forms provided under the GSC Qualified Plan provided that an annuity option shall be available under this Part only if the Appendix D Employee elects the annuity payment option prior to such Appendix D Employee’s termination of employment.

(2)	Notwithstanding D-6 (1), if the Appendix D Employee is also entitled to a benefit pursuant to the provisions of Appendix A, then both the benefit attributable to Appendix A and the benefit attributable to this Part of Appendix D must be paid at the same time and under the same optional form.

(3)	If an Appendix D Employee elects to receive benefits under this Part in a form other than a single life annuity, the benefits shall be computed so as to be the Actuarial Equivalent of such benefits in the form of a single life annuity using the actuarial tables and interest rates then in effect under the GSC Qualified Plan.

Executive Retired Life Insurance Plan

D-7. Covered Employees. For purposes of this Part, an Appendix D Employee is an Employee of GSC who as of June 21, 1999, participated in the GTE Executive Retired Life Insurance Plan (the “ERLIP”) and whose combined age and years of service as of June 21, 1999, was at least 66 or who was otherwise within five years of eligibility for the ERLIP as of that date.

In order to be eligible to obtain benefits under this Part, an Appendix D Employee must retire pursuant to the terms of the GSC Legacy Plan, provided however that retirement with a deferred vested benefit shall not be deemed to satisfy this provision except in the case of a participant who terminates employment with GSC having attained age 60 with at least 10 years of service.

D-8. Benefit. A participant eligible to receive benefits under this Part shall receive non-contributory life insurance benefits under the following schedule:

Grandfathered Salary Grade at Termination	Insurance

15	1.0 x base salary

16	1.5 x base salary

17	2.0 x base salary

18	2.5 x base salary

19 and above	3.0 x base salary

The Administrator, in its sole discretion, may amend the above schedule.

Any Appendix D Employee who is demoted, downgraded, transferred or assigned to a position, whether or not such position is eligible to participate in this Part, may under extraordinary circumstances as determined by the Administrator, remain eligible to receive benefits based upon his highest salary grade and Base Salary while participating in this Part.

D-9. Timing of Benefit. An Appendix D Employee who satisfies the criteria in D-7 of this Part shall receive benefits only upon retirement pursuant to the terms of the GSC Legacy Plan. The benefits under this Part shall be in lieu of any other life insurance coverage provided for retired employees by GSC.

D-10. Form of Benefit. The benefit provided by this Part is in the form of non-contributory life insurance. However, an Appendix D Employee eligible to receive benefits under this Part may elect with respect to Grandfathered Amounts to convert all or part of this life insurance benefit to a supplementary retirement benefit as follows:

(1)	An Appendix D Employee may with respect to Grandfathered Amounts elect to receive a supplementary retirement benefit in any form provided under the GSC Legacy Plan as of December 31, 2004, or in two to thirty annual installments, or as otherwise may be approved by the Administrator. The supplementary retirement benefit shall be based upon the present value of the life insurance benefit defined in this Part, using the actuarial tables and interest rates then in effect for the GSC Legacy Plan.

(2)	In the event that an Appendix D Employee elects to receive a supplementary retirement benefit with respect to Grandfathered Amounts other than in the single life annuity form and/or other than at age 65, the amount of such benefits shall be actuarially adjusted using the actuarial table and interest rates then in effect for the GSC Legacy Plan.

(3)

If an Appendix D Employee elects to receive with respect to Grandfathered Amounts a supplementary retirement benefit in an installment form and dies prior to the payment of all installments, any unpaid installments shall be paid to the Appendix D Employee’s beneficiary or, in the absence of a designated beneficiary, to the Appendix D Employee’s estate. The designated beneficiary shall have the option, in accordance with Section 3.03 of the Plan, to continue to receive annual payments for the period elected by the Appendix D Employee or to receive the unpaid installments in a lump sum. In the event that a lump sum is elected, the lump sum will be adjusted using the actuarial tables and interest rates then in effect for the GSC Legacy Plan.

Appendix E

(General Dynamics Armament Systems and General Dynamics Defense Systems)

E-1. Purpose, Superseding Provision. The purpose of this Appendix E is to describe certain benefits that were previously described in the Martin Marietta Supplementary Pension Plan for Employees of Transferred GE Operations as of December 31, 1996, that are being provided to certain employees who continue in employment with the Corporation on or after January 1, 2005. The provisions applicable to employees who have terminated or retired prior to January 1, 2005, continue to be described by the provisions of the plan as it existed prior to January 1, 2005.

This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix.

E-2. Definitions. Capitalized terms in this Appendix not defined elsewhere in the Plan shall have the meaning assigned to them below.

(1)

Annual Estimated Social Security Benefit. “Annual Estimated Social Security Benefit” shall mean the annual equivalent of the maximum possible Primary Insurance Amount payable, after reduction for early retirement, as an old-age benefit to an employee who retired at age sixty-two (62) on January 1st of the calendar year in which occurred the Employee’s actual date of retirement or death, whichever is earlier. Such Annual Estimated Social Security Benefit shall be determined by the Corporation in accordance with the Federal Social Security Act in effect at the end of the calendar year immediately preceding such January 1st.

If an Employee has less than thirty-five (35) years of Credited Service, the Annual Estimated Social Security Benefit shall be the amount determined under the first paragraph hereof multiplied by a fraction, the numerator of which shall be the number of years of the Employee’s Credited Service to his date of retirement or death, whichever is earlier, and the denominator of which shall be thirty-five (35).

The Annual Estimated Social Security Benefit as so determined shall be adjusted to include any social security, severance or similar benefit provided under foreign law or regulation as the Corporation may prescribe by rules and regulations issued with respect to this Plan.

(2)	Annual Retirement Income. “Annual Retirement Income” shall mean the amount determined by multiplying 1.75% of the Employee’s Average Annual Compensation by the number of years of Credited Service completed by the Employee at the date of his retirement or death, whichever is earlier.

(3)

Average Annual Compensation. “Average Annual Compensation” means one-third of the Employee’s Compensation for the highest thirty-six (36) consecutive months during the last one-hundred twenty (120) months before his date of retirement or death, whichever is earlier. In computing the Average Annual Compensation, normal straight-time earnings shall be substituted for actual

Compensation for any month in which such normal straight-time earnings are greater.

(4)	Benefit Eligibility Service. “Benefit Eligibility Service” shall have the same meaning herein as Benefit Eligibility Service in the Legacy Plan.

(5)	Compensation. “Compensation” for the purposes of the Supplementary Pension defined in this Appendix E shall mean salary, including any deferred salary approved by the Corporation as compensation for purposes of the Supplementary Pension benefit, plus

a.	For Employees then eligible for Incentive Compensation, the total amount of any Incentive Compensation earned except to the extent such Incentive Compensation is excluded by the Corporation;

b.	For Employees who would then have been eligible for Incentive Compensation if they had not been participants in a Sales Commission Plan or other variable compensation plan, the total amount of sales commissions (or other variable compensation) earned;

c.	For all other Employees, the sales commissions and other variable compensation earned by them but only to the extent such earnings were then included under the Martin Marietta Corporation Retirement Income Plan II, plus any amounts (other than salary and those mentioned in clauses (a) and (b) above) which were then included as compensation under the Martin Marietta Corporation Retirement Income Plan II except any amounts which the Corporation may exclude from the computation of “Compensation” and subject to the powers of the Corporation.

(6)	Credited Service. “Credited Service” shall have the same meaning herein as in the Legacy Plan. Credited Service shall include periods of Plan Membership as defined under the Legacy Plan.

(7)	Legacy Plan. “Legacy Plan” shall mean the General Dynamics Salaried Retirement Plan—Armament Systems and Defense Systems Legacy Provisions (known from January 1, 2005 to January 1, 2007 as the Retirement Plan for Salaried Employees, AS/DS Legacy Provisions and prior to January 1, 2005, as the Retirement Plan for Non-Represented Employees of General Dynamics Armament/Defense Systems).

(8)	Salaried Plan. “Salaried Plan” shall mean the General Dynamics Salaried Retirement Plan effective January 1, 2007.

(9)	Vesting Service. “Vesting Service” shall have the same meaning herein as Continuous Service in the Legacy Plan.

E-3. Covered Employees. An Appendix E Employee is an Employee who was covered by the Martin Marietta Supplementary Pension Plan for Employees of Transferred GE Operations prior to January 1, 1997, and who is a Transferred Lockheed Martin Employee as defined in the

Retirement Plan for Non-Represented Employees of General Dynamics Armament/Defense Systems, as amended and restated effective January 1, 2001.

E-4. Amount of Benefit. Subject to the limitation described in (5) below, the amount of the Supplementary Pension shall be as follows.

(1)	Normal Retirement Benefit. The annual Supplementary Pension payable to an Appendix E Employee retiring on or after his Normal Retirement Date as defined under the Legacy Plan shall be equal to the excess, if any, of the Employee’s Annual Retirement Income over the sum of:

a.	The annual pension payable under the Legacy Plan (as a single life annuity);

b.	The annual pension payable under the Salaried Plan (as a single life annuity);

c.	One-half ( 1/2) of the Employee’s Annual Estimated Social Security Benefit;

d.	The Employee’s Personal Pension Account annuity as defined in the Legacy Plan (as a single life annuity); and

e.	The Employee’s annual benefit, if any, determined in accordance with the provisions of Section 3.03 and Appendix A (as a single life annuity).

(2)	Early Retirement Benefit After Age Sixty (60). The annual Supplementary Pension payable to an Appendix E Employee who, following the attainment of age sixty (60), retires on an optional retirement date under the Legacy Plan, shall be computed in the manner provided by (1) above (for an Employee retiring on or after his Normal Retirement Date) but taking into account only Credited Service and Average Annual Compensation to the actual date of optional retirement and, for purposes of the Legacy Plan offset in (1)(a), excluding the early retirement supplement described in sections 2.3(a)(ii) and 2.3(b)(ii) of the Legacy Plan.

(3)	Early Retirement Benefit Before Age Sixty (60). The annual Supplementary Pension payable to an Appendix E Employee who retires following the attainment of age fifty-five (55), but before attainment of age sixty (60), shall be equal to the excess, if any, of the Employee’s Annual Retirement Income multiplied by an early retirement reduction factor described in (a), over the sum of (b) through (f), where (a) through (f) are as follows:

a.

The earlier retirement reduction factor shall equal the product of (i) one-twelfth ( 1/12) of the number of complete months by which commencement of the Supplementary Benefit precedes the attainment of age sixty (60) and (ii) seven percent (7%) minus the smaller of three and one-half percent (3.5%) or fourteen hundredths percent (0.14%) times complete years of Benefit Eligibility Service in excess of five (5).

b.	The annual pension payable under the Legacy Plan (as a single life annuity and excluding the early retirement supplement described in sections 2.3(a)(ii) and 2.3(b)(ii) of the Legacy Plan);

c.	The annual pension payable under the Salaried Plan (as a single life annuity);

d.	One-half ( 1/2) of the Employee’s Annual Estimated Social Security Benefit;

e.	The Employee’s Personal Pension Account annuity as defined in the Legacy Plan (as a single life annuity); and

f.	The Employee’s annual benefit, if any, determined in accordance with the provisions of Section 3.03 and Appendix A (as a single life annuity).

Except as provided by the Special Retirement provisions in (4) below, an Appendix E Employee who retires before the first day of the month following attainment of age fifty-five (55) or who terminates employment before attainment of age fifty-five (55) shall not be eligible for the Supplementary Pension under this Appendix E.

(4)	Special Retirement. An Appendix E Employee who is laid off due to a reduction in force, a plant closing or lack of work after reaching age fifty (50) and having completed at least twenty-five (25) years of Vesting Service is eligible for a Supplementary Pension commencing as early as age fifty-five (55). The Supplementary Pension shall be determined by (3) above except taking into account the following:

a.	The Average Annual Compensation shall be based on the last one hundred twenty (120) completed months before his termination date;

b.	The Annual Estimated Social Security Benefit shall be determined as though the Employee’s retirement date was the date of termination; and

c.	The early retirement reduction factor shall be based on the age at which the Supplementary Pension benefit actually commences.

(5)	Limitation on Benefit. Notwithstanding any provision of this Plan to the contrary, if the sum of (a) through (g) defined as follows exceeds sixty percent (60%) of the Employee’s Average Annual Compensation, then the Employee’s Supplementary Pension shall be reduced by the amount of such excess, but not less than zero (0). In cases of retirement before age sixty (60), then for purposes of this limitation the sixty-percent (60%) of Average Annual Compensation shall be reduced by the same early retirement reduction factor described in (3)(a).

a.	The Supplementary Pension (calculated after application of any reduction factor for early retirement) otherwise payable hereunder;

b.	The annual pension payable under the Legacy Plan (as a single life annuity and excluding the early retirement supplement described in sections 2.3(a)(ii) and 2.3(b)(ii) of the Legacy Plan)

c.	The annual pension payable under the Salaried Plan (as a single life annuity);

d.	The Employee’s Annual Estimated Social Security Benefit, but before any adjustment for less than 35 years of service;

e.	The Employee’s Personal Pension Account annuity as defined in the Legacy Plan (as a single life annuity);

f.	The Employee’s annual benefit, if any, determined in accordance with the provisions of Section 3.03 and Appendix A (as a single life annuity); and

g.	The Employee’s annual benefit (as a single life annuity), if any, payable under any other annual pension (or the annual pension equivalent of other forms of payment) payable under any other pension plan, policy, contract, or government program sponsored by the Corporation.

E-5. Form and Timing of Benefit.

(1)	An Appendix E Employee may elect to receive the Supplementary Pension benefit with respect to Grandfathered Amounts as a life annuity (the normal form) or in any one of the optional forms permitted under the provisions of Section 5.4 of the Legacy Plan (optional forms for the TOPS Benefit). Non-Grandfathered Amounts shall be distributed in a form determined in accordance with Sections 3.04, 3.05, and 3.07 of the Plan.

(2)	The timing of the Supplementary Pension benefit payable to an Appendix E Employee shall be determined in accordance with the provisions of Section 3 of the Plan.

E-6. Death Benefit.

(1)	If an Appendix E Employee dies prior to commencing his Supplementary Pension benefit and leaves a surviving spouse, a lifetime benefit shall be payable to his surviving spouse. Such benefit shall commence on the first of the month following the later of the date the Employee would have attained age fifty-five (55) or his date of death, and shall be equal to the excess, if any, of the Employee’s Annual Retirement Income multiplied by an early retirement reduction factor described in (a), over the sum of (b) through (f), where (a) through (f) are as follows:

a.

The earlier retirement reduction factor shall equal the product of (i) one-twelfth ( 1/12) of the number of complete months by which commencement of the death benefit precedes the attainment of age sixty (60) and (ii) seven percent (7%) minus the smaller of three and one-half percent

(3.5%) or fourteen hundredths percent (0.14%) times complete years of Benefit Eligibility Service in excess of five (5). If commencement of the death benefit is on or after the date the Employee attained or would have attained age sixty (60), then this early retirement reduction factor shall not apply.

b.	The annual pre-retirement surviving spouse benefit payable under the Legacy Plan (as a single life annuity and excluding the early retirement supplement described in sections 2.3(a)(ii) and 2.3(b)(ii) of the Legacy Plan);

c.	The annual pre-retirement surviving spouse benefit payable under the Legacy Plan (as a single life annuity);

d.	Twenty-five percent (25%) of the Employee’s Annual Estimated Social Security Benefit;

e.	The Employee’s Personal Pension Account joint and survivor benefit as defined in the Legacy Plan (as a single life annuity); and

f.	The annual pre-retirement surviving spouse benefit, if any, determined in accordance with the provisions of Section 3.03 and Appendix A (as a single life annuity).

(2)	If an Appendix E Employee dies while employed by the Corporation and without leaving a surviving spouse, the death benefit payable to his Beneficiary shall be a single sum equal to five (5) times his annual Supplementary Pension benefit that would have otherwise been payable had he survived until the first of the month following the later of his age fifty-five (55) or his date of death and then commenced his Supplementary Pension. Such single sum shall be paid on the first of the month following the later of the date the Employee would have attained age fifty-five (55) or his date of death. For purposes of this paragraph, an Appendix E Employee may only designate his estate, former spouse, or member of his immediate family as his Beneficiary.